EXHIBIT 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal 2012

ELK GROVE VILLAGE, Ill., March 13, 2012 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2012.

Revenues increased to $38.1 million for the third quarter fiscal 2012 from $36.9 million for the same quarter in the prior year. Net income decreased to $85,656 in the fiscal 2012 period compared to $254,818 for the same period in the prior year. Basic and diluted earnings per share were $0.02 for the quarter ended January 31, 2012, compared to $0.07 for the same quarter in fiscal 2011.

For the nine months ended January 31, 2012, revenues increased to $116.9 million compared to $113.2 million for the same period ended January 31, 2011. Net income for the same period in fiscal 2012 was $484,884, compared to $1,698,857 for the same period in the prior year. Basic and diluted earnings per share for the nine months ended January 31, 2012, were $0.13 compared to $0.44 for the nine months ended January 31, 2011.

Commenting on SigmaTron's third quarter and nine month results, Gary R. Fairhead, President and Chief Executive Officer, said, "I am pleased to report a profit for the third quarter of fiscal 2012, but again our results remain dampened by the current economic environment. Margins pressures have continued, as expected, from both the customer side and the supplier side. Our business levels remain stable, which is good, but we do not see a significant uptick in the future anytime soon. From our perspective, as reported in our second quarter press release, the general economy remains stagnant for the fourth quarter of fiscal 2012. Also, during our third quarter, we had the calendar year-end holidays in the U.S. and Mexico and Lunar New Year in Asia in January. These periods generally negatively affect the quarter's results.

"On a positive note, we are also working with new opportunities that we are cautiously optimistic we will be able to capture later this calendar year. We have already started several new relationships with first time customers during this quarter and we would hope that by the middle of calendar year 2013 sales to these customers will reach a level that will improve the Company's performance. We have also seen some of our long-term customers start to launch some new products which is an encouraging sign that we haven't seen for some time. As our customers start to invest in new products, it's usually a sign that they are feeling better about the future, which I hope is the case.

"Costs across the board have continued to increase in China, and I believe it is now close to a level playing field in terms of cost structure between Mexico and China. Our footprint continues to provide our customers flexibility in terms of supply chain solutions as the global economy vacillates. Certainly we will continue to see growth in China as we service the domestic market and international customers.

"In summary, my view of the short-term remains the same as it was at the end of the second quarter. Short-term I believe we will see continued margin pressure. We are also well positioned for growth when the general economy picks up. Our hope is that it's later this calendar year."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna and Tijuana, Mexico; Union City, California; and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers and related credit risk of customer concentration; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2012	2011	2012	2011

Net sales	$38,099,493	$36,934,982	$116,894,157	$113,191,548

Cost of products sold	34,577,913	33,519,936	106,258,662	100,892,328

Gross profit	3,521,580	3,415,046	10,635,495	12,299,220

Selling and administrative expenses	3,125,677	2,691,460	9,067,123	8,734,478

Operating income	395,903	723,586	1,568,372	3,564,742

Other expense (income)	259,861	318,983	798,715	867,948

Income from operations before income tax	136,042	404,603	769,657	2,696,794

Income tax expense	50,386	149,785	284,773	997,937

Net income	$85,656	$254,818	$484,884	$1,698,857

Net income per common share - basic	$0.02	$0.07	$0.13	$0.44

Net income per common share - assuming dilution	$0.02	$0.07	$0.13	$0.44

Weighted average number of common equivalent shares outstanding - assuming dilution	3,895,111	3,886,181	3,890,590	3,882,066

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2012	2011

Assets:

Current assets	$72,259,848	$75,832,722

Machinery and equipment - net	24,899,476	26,189,150

Customer relationships	113,202	199,675
Miscellaneous	543,169	645,864

Total assets	$97,815,695	$102,867,411

Liabilities and stockholders' equity:

Current liabilities	$19,889,764	$24,255,850

Long-term obligations	27,595,400	28,867,984

Stockholders' equity	50,330,531	49,743,577

Total liabilities and stockholders' equity	$97,815,695	$102,867,411

CONTACT: SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095